EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statement of Rokwader, Inc. on Amendment No. 2 to Form SB-2 to be filed with the Securities and Exchange Commission on or about April 18, 2008 of our Report of Independent Registered Accounting Firm dated April 11, 2008 covering the consolidated financial statements of Rokwader, Inc. as of December 31, 2007 and 2006 and the period from inception of operations (March 18, 2005) to December 31, 2005 and the period from inception to December 31, 2007.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.
Certified Public Accountants
Los Angeles, California
April 21, 2008